Exhibit 5.1

August 31, 2007

First State Bancorporation

7900 Jefferson, N.E.

Albuquerque, New Mexico 87109

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 of First State Bancorporation, a New Mexico corporation (the “Company”) to be filed with the Securities and Exchange Commission on or about August 31, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of your common stock, no par value per share (the “Shares”), which have been reserved for issuance under the 2003 Equity Incentive Plan (the “Plan”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant or necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would modify, expand, or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares to be issued, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plan of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plan relating to indemnification, exculpation or contribution.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

Holland & Hart, LLP

/s/ Holland & Hart LLP